SALE & PURCHASE AGREEMENT FOR THE ACQUISITION

of

24% OF THE SHARES AND ASSETS OF JIANGXI EVERENERGY NEW MATERIAL CO., LTD.

December 20, 2013

THIS AGREEMENT is between:

Party A: APOLO GOLD & ENERGY ASIA LIMITED (WHOLLY OWNED SUBSIDIARY OF APOLO GOLD & ENERGY INC. a company incorporated under the laws of the State of Nevada, USA) with its address at 9th floor, Kam Chung Commercial Bldg, 19-21 Hennessy Road, Wanchai, Hong Kong. (“APOLO” or the “Company”)

And

Party B: Mr. TANG WENBO, who holds 24% interest of JIANGXI EVERENERGY NEW MATERIAL CO., LTD (“TANG”) with his address at 13th floor, Tower B, Jin Shan Building, Gulou District, Nanjing, Jiangsu Province, PRC

Party C: JIANGXI EVERENERGY NEW MATERIAL CO., LTD. with its address at Chunshui Road, Yichun Economic Development Zone, Jiangxi China. (“Everenergy”)

WHEREAS,

(1) Apolo and Everenergy have agreed that the 100% value of Everenergy is US$17M, and Party A has agreed to acquire 100% of the shares of Party B which includes 24% of the Issued and Outstanding shares of Everenergy, together with 24% of the assets of Everenergy (the Business Assets”) on the terms and subject to the conditions set forth herein and: Apolo has agreed to issue 8 million restricted common shares of APOLO at a deemed price of US$0,375 per share) plus US$1.0M in cash for this transaction.

(2) Everenergy, located in the Li-ion Battery high-tech industry park of Yi Chun, Jiangxi province, China, was founded in July, 2010 with a registered capital of 22 million RMB and the total asset value on balance sheet is 107.9 million RMB (US$17 Million). Covering an area of 100 acres, the company mainly deals with the R&D, production and sales of high quality lithium batteries, cathode materials and relevant precursor materials.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, agreements, representations and warranties contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1 On the basis of the representations herein contained and on the terms and subject to the conditions set forth herein, Party B hereby agrees to sell, assign, transfer convey and deliver to APOLO, 30% of its shares and assets together with all of its rights, titles and interests in the business assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Business Assets in keeping with the intentions and the spirit of this Agreement.

1.2 It is understood by the Parties that the 8 Million shares of APOLO so issued as payment for the business assets will be restricted shares as required by Rule 144 of the United States Securities Act (the “Act”) and shall display a restrictive legend as required by the United States Securities and Exchange Act,

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF APOLO

2.1 Authorization. APOLO, represented by Kelvin Chak, the President, Chief Executive Officer and Chairman of APOLO has full power, legal capacity and authority to enter into this Agreement and to consummate the transaction herein contemplated, and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of APOLO, and this Agreement is enforceable with respect to Party B and Everenergy, in accordance with its terms. Neither the execution and delivery of this Agreement, nor the compliance with any of the provisions hereof, will (a) conflict with or result in a breach of, violation of or default under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, credit agreement or other agreement, document, instrument or obligation to which APOLO is a party or by which APOLO or any of its assets or properties may be bound or (b) violate any judgment, order, injunction, decree, statute, rule or regulation applicable to APOLO or the assets or properties of APOLO.

2.2 Legality of Shares. To the best of APOLO’s knowledge, the Common Shares of Apolo, when delivered as provided in this Agreement, will be validly issued, fully paid and non-assessable. The Common Shares, upon sale, assignment, transfer and conveyance thereof, will not be subject to the preemptive right of any shareholder or any other person. Upon delivery of and payment for the Common Shares as set forth in this Agreement, Party B will receive title to the Common Shares of Apolo thereto, free and clear of all liens, encumbrances, charges and claims whatsoever.

2.3 Compliance with Securities Laws.

●	No formal or informal investigation or examination by the Securities and Exchange Commission (the “Commission”) or by the securities administrator of any state is pending or threatened against APOLO.

●	Neither APOLO, nor any of its directors or officers, have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

●	APOLO is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining such person from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with the Commission.

2.4 No undisclosed Issues or Liabilities. APOLO warrants that to the best of its knowledge there are no, issues that might tend to cause damage to APOLO or its shareholders, or state or federal regulatory problems of any description.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARTY B

3.1 Authorization. Party B has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated, to purchase and acquire the Common Shares from APOLO and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Party B and this Agreement is enforceable with respect to Party B, in accordance with its terms.

3.2 Information Regarding this Agreement and the Company. Party B has obtained such information regarding the financial position and prospects of APOLO, as Party B considers necessary or appropriate for the purpose of purchasing and acquiring the Common Shares from Party B pursuant to this Agreement.

3.3 Compliance with Securities Laws.

(a) No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States, Canada or China is pending or threatened against Party B or the assets.

(b) Party B has not been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction .

(c) Party B is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

3.4 Disclosure of Transference of Control

(a) Party B understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of its 24% portion of the shares and assets. Such filings and disclosures include, but are not limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission,

(b) Party B will assist fully in the preparation and filing of all such required filings in order to fully insure that all required filings are executed and filed properly and in a timely manner.

(c) If relevant, Party B will provide a detailed list of individuals or entities (the “New Shareholders”) designated to receive Common Shares of APOLO pursuant to the issuance of the 8 Million Common Shares specified in this Agreement.

●	The above noted detailed list of Party B New Shareholders shall include the full legal name of the individual or entity receiving APOLO Common Shares, the full address and citizenship or corporate jurisdiction of each New Shareholder (Attached hereto as Appendix C).

3.5 Party B warrants that they shall deliver to APOLO all of rights, titles and interests in its 24% of the shares owned by Party B together with any, files, records, documents, signatures, interests or rights pertaining to or relating to the shares in keeping with the intentions and the spirit of this Agreement.

3.6 Party B warrants that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF EVERENERGY

4.1 Authorization. Everenergy has full power, legal capacity and authority to enter into this Agreement, to execute all attendant documents and instruments necessary to consummate the transaction herein contemplated and to perform all obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Everenergy and this Agreement is enforceable with respect to Everenergy in accordance with its terms.

4.2 Information Regarding this Agreement and the Company. Everenergy has obtained such information regarding the financial position and prospects of APOLO, as Everenergy considers necessary or appropriate pursuant to this Agreement.

4.3 Compliance with Securities Laws.

(a) No formal or informal investigation or examination by the Commission or by the securities administrator or legal authority of any state or jurisdiction within or outside of the United States, Canada or China is pending or threatened against Everenergy or the business assets.

(b) Neither Everenergy nor any of its officers or directors have been convicted of any felony or misdemeanor in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction .

(c) Everenergy is not subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently restraining or enjoining them from engaging in or continuing any conduct or practice in connection with the sale or purchase of any security or involving the making of any false filing with in any jurisdiction.

4.4 Disclosure of Transference of Control

(a) Everenergy understands and accepts that certain legal and regulatory filings and disclosures will be required in order to properly and legally execute the transfer of control of Party B’s 24% portion of the shares and assets. Such filings and disclosures include, but are not limited to the filing of a Schedule 14C Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934 or a Form 8-K with the United States Securities and Exchange Commission,

(b) Everenergy will assist fully in the preparation and filing of all such required filings in order to fully insure that all required filings are executed and filed properly and in a timely manner.

4.5 Everenergy warrants that it shall deliver to APOLO all of rights, titles and interests in the 24% of the shares of Party B, the company and the assets and all attendant or related assets, including, but not limited to: proprietary intellectual property, maps, documents, deeds, files, titles, patents, know-how and good-will, together with any other item, assets, products, files, records, documents, signatures, interests or rights pertaining to or relating to the Assets in keeping with the intentions and the spirit of this Agreement.

4.6 Everenergy warrants that all translations in English of all documents, as required by the US Securities Act shall be accurate legal translations and that any discrepancy between the original documentation and the English translation, the English translation shall take precedence.

4.7 Everenergy warrants and confirms that immediately upon closing it will, undertake a full and up-to-date audit of the financial position of Party B , which audit will be conducted by an auditor qualified by the Public Company Accountability Oversight Board (P.C.A.O.B.)

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and the heirs and personal representatives of each of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.

5.2 Confidentiality. The Parties agree that the terms and conditions of this agreement shall be kept strictly confidential and shall not reveal or divulge to any third party or entities other than for regulatory filings or tax purposes and/or pursuant to a court order. The parties further agree that any dissemination of this agreement shall not be made without prior written consent of the other party.

5.3 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Wyoming.

5.4 Shares to Be Held In Escrow. The Parties agree that all shares issued, pursuant to the terms and conditions of this agreement, shall be issued as soon as practicable following the signing of this agreement, but all shares so issued SHALL BE HELD IN ESCROW and shall be deemed to be in the full control of the issuing party until the Closing.

5.5 Notices. All notices, requests or demands and other communications hereunder must be in writing and shall be deemed to have been duly made if personally delivered or mailed, postage prepaid, to the parties as follows:

(a) If to APOLO: APOLO GOLD & ENERGY ASIA LIMITED, 9th floor, Kam Chung Commercial Bldg, 19-21 Hennessy Road, Wanchai, Hong Kong ..

(b) Mr. TANG WENBO - 13th floor, Tower B, Jin Shan Building, Gulou District, Nanjing, Jiangsu Province, PRC

(c) If to EVERENERGY: Jiangxi Everenergy New Material Co., Ltd, Chunshui Road, Yichun Economic Development Zone, Jiangxi China.

Any party hereto may change its address by written notice to the other parties given in accordance with this Section 5.5.

5.6 Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings and writings between the Parties with respect to the subject matter hereof. Each party hereto acknowledges that no representations, inducements, promises or agreements, verbal or otherwise, have been made by either party, or anyone acting with authority on behalf of either party, which are not embodied herein, and that no other agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated verbally. This Agreement may be amended or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by each of the parties hereto.

5.7 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

5.8 Attorneys’ Fees. In the event of any litigation between the parties hereto, the nonprevailing party shall pay the reasonable expenses, including the attorneys’ fees, of the prevailing party in connection therewith.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ON BEHALF OF
APOLO GOLD & ENERGY ASIA LIMITED

Designated Signing Authority Kelvin Chak President, CEO.

ON BEHALF OF

Mr. Tang Wenbo

ON BEHALF OF
Jiangxi Everenergy New Material Co. Ltd.